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                                                                     EXHIBIT 5.1



                                August 16, 1996



Urohealth Systems, Inc.


5 Civic Plaza, Suite 100


Newport Beach, California 92660



Ladies and Gentlemen:



     At your request, we have examined Amendment No. 1 to the Registration Statement on Form S-3 filed by Urohealth Systems, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on August 16, 1996 (Registration No. 333-6397) (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of up to 3,500,362 shares of the Company's Common Stock, $0.001 par value (the "Stock"), including 3,113,695 presently issued and outstanding shares and 386,667 shares issuable upon exercise of currently outstanding warrants (the "Warrant Shares") being offered by certain selling stockholders (the "Selling Stockholders").



     As counsel to the Company, we have examined the proceedings taken by the Company. In connection with the issuance and sale of the 3,113,695 shares of Stock currently issued and outstanding and the 3,786,667 Warrant Shares that may be issued upon exercise of currently outstanding warrants that may be sold by the Selling Stockholders.



     It is our opinion that the up to 3,113,695 shares of Stock that may be sold by the Selling Stockholders are legally and validly issued and are fully paid and nonassessable, and that upon acquisition of the Warrant Shares in accordance with the terms of the instruments granting such warrants, the Warrant Shares will be legally and validly issued, fully paid and nonassessable.



     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.



                                          Very truly yours,



                                          MORRISON & FOERSTER LLP